Exhibit 10.50

DOT VN, INC.
100% CONVERTIBLE PROMISSORY NOTE

$1,510,489.41	SAN DIEGO, CALIFORNIA	NOVEMBER 17, 2009

DOT VN, INC., a Delaware corporation (the “Maker” or the “Company”), hereby promises to pay to the order of THOMAS JOHNSON, (the “Holder”), an individual or his assigns the sum of One Million Five Hundred Ten Thousand, Four Hundred Eighty-Nine Dollars and Forty-One Cents ($1,510,489.41), with interest at the rate of eight (8%) per annum accruing from the date of this 100% Convertible Note  (“Note”) until paid in full.  All outstanding principal and accrued and unpaid interest shall become due June 30, 2010 (the “Due Date”).

All payments due and owing under this Note shall be subject to the terms and conditions set forth herein.

1.	Agreement.

The Note is issued in connection with certain Executive Employment Agreements between Company and Holder, which are hereby incorporated by reference, in satisfaction of (i) accrued salary and interest accrued from January 31, 2003 through April 17, 2009 and replaces (i) that certain 100% Convertible Promissory Note dated April 20, 2009 and due December 31, 2009, as extended, ($3,020,978.91 with accrued interest on November 17, 2009) which is deemed extinguished (the “Extinguished Note”) less (ii) amount ($1,510,489.50) converted into shares of the Company’s common stock in accordance with the terms of the Extinguished Note.

2.	Register.

The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Holder of the Note or for the registration of a transfer of the Note to a different Holder.

3.	Loss Theft, Destruction or Mutilation of the Note.

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity bond in such reasonable amount as the Company may determine (or if such Note is held by the original Holder, of an unsecured indemnity agreement reasonably satisfactory to the Company) or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Note, a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the Note so lost, stolen, destroyed or mutilated.

4.	Registered Holder.

The Company may deem and treat the person in whose name any Note is registered as the absolute owner and Holder of such Note for the purpose of receiving payment of the principal of and interest on such Note and for the purpose of any notices, waivers or consents thereunder, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary.  Payments with respect to any Note shall be made only to the registered Holder thereof.

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5.	Surrender of the Note.

The Company may, as a condition of payment of all or any of the principal of, and interest on, the Note, or its conversion, require Holder to present the Note for notation of such payment and, if the Note be paid in full or converted, in wholly or in part, at the election of Holder as herein provided, require the surrender hereof.

6.	Conversion.

At any time prior to or at the Due Date, at the option of the Holder, all principal and accrued interest due on this Note (the “Convertible Amount”) , or any portion thereof, may be converted at $0.30 per share of common stock (the “Conversion Price”).  The Conversion Price shall be adjusted downward in the event the Company issues common stock (or securities exercisable for or convertible into or exchangeable for common stock) at a price below the Conversion Price times Ninety percent (90%), to a price equal to such issue price times One hundred Ten percent (110%).  The preceding adjustments shall be effective immediately at the time of the issuance of any security (or of any reduction in effective price of any security) on or before the Due Date.  In addition, the Conversion Price shall be appropriately adjusted in the case of stock splits, stock dividends, recapitalizations and the like.  If, on or prior to the Due Date, Holder has not elected  to convert this Note, all outstanding principal and accrued and unpaid interest shall become due and payable.

7.	Mechanics of Conversion.

Upon the Company’s receipt of written notice of Holder’s election to convert the Note, the principal amount of this Note plus any accrued interest shall be deemed converted, or such amount as Holder elects to convert, into such number of shares of the Company’s Common Stock as determined pursuant to Section 6, and no further payments shall thereafter accrue or be owing under the Note.  Holder shall return this Note to the Company at the address set forth below, or such other place as the Company may require in writing.  Within ten (10) days after receipt of this Note and the Holder’s election to convert, the Company shall cause to be issued in the name of and delivered to Holder at the address set forth above, or to such other address as to which Holder shall have notified the Company in writing, a certificate evidencing the securities to which Holder is entitled and, if less than a 100% election to convert, a new 100% Convertible Promissory Note for the Note plus accrued interest, at the time of the conversion, less the amount the Holder elected to convert.  No fractional securities will be issued upon conversion of the Note.  If on conversion of the Note a fraction of a security results, the Company shall round up the total number of securities to be issued to Holder to the nearest whole number.

8.	Notices.

Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered, one business day after deposit with a reputable overnight courier service for next business day delivery, or three days after being sent by certified or registered mail postage prepaid to the addresses set forth below, or such other address as to which one party may have notified the other in such manner.

If to Holder:	At the address shown on the Company’s records

If to the Company:	Dot VN, Inc.
9449 Balboa Ave., Suite 114
San Diego, CA 92123
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9.	Default.

Upon an Event of Default (as defined in the Agreement) that is not cured within any applicable cure period set forth in the Agreement, and at the option of Holder, or Holder’s successors or assigns, Holder may (i) accelerate all amounts due and owing under this Note and demand payment immediately and/or (ii) declare the right to exercise any and all remedies available to Holder under applicable law.

10.	Miscellaneous.

(a)           Interest hereunder shall be calculated and accrued monthly based on eight percent (8%) per annum calculated using a 360-day year composed of twelve 30-day months, payable in full, unless otherwise converted to common stock in the Company, at maturity or conversion.

(b)           The Company agrees that all Conversion Shares at the time of issuance will be fully paid and non-assessable.  Maker shall pay upon demand any and all expenses, including reasonable attorney fees, incurred or paid by Holder of this Note without suit or action in attempting to collect funds due under this Note or in connection with the issuance of the Conversion Shares.  In the event an action is instituted to enforce or interpret any of the terms of this Note, the prevailing party shall be entitled to recover its costs, including reasonable attorney’s fees.

(c)           All parties to this Note hereby waive presentment, dishonor, notice of dishonor and protest.  All parties hereto consent to, and Holder is hereby expressly authorized to make, without notice, any and all renewals, extensions, modifications or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note.  Any such action taken by Holder shall not discharge the liability of any party to this Note.

(d)           The Company may prepay the amount due and owing under this Note.

(e)           This Note shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(f)           All payments due and owing under this Note shall be delivered to Holder at the address set forth below unless Holder provides the Company with written notice of a change of such instructions.

(g)           Capitalized terms used but not defined in this Note have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, the parties execute this Note as of this 17th day of November, 2009.

“Company” and “Maker”	“Holder”
DOT VN, INC.

/s/ Lee Johnson	/s/ Thomas Johnson
By: Lee Johnson	Thomas Johnson
Its: President

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